EXHIBIT 21.1
SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT

	STATE or JURISDICTION of INCORPORATION	PERCENT of OWNERSHIP
Natus Medical Incorporated	Delaware
Natus Manufacturing Ireland, Ltd.	Ireland	100%
Natus Medical Denmark ApS	Denmark	100%
Excel Tech Corp. (Xltek)	Canada	100%